Exhibit 34.4

Report of Independent Registered Public Accounting Firm

Managing Member

Park Bridge Lender Services LLC

New York, NY

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of 2018 Compliance by Park Bridge Lender Services LLC with Regulation AB Servicing Criteria (“Management’s Report”), that Park Bridge Lender Services LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB (item 1122(d)) as of and for the year ended December 31, 2018, excluding those criteria determined by management and noted as not applicable (N/A) within Exhibit B to Management’s Report. The transactions covered by this report are only those transactions processed by the Company in its capacity as trust advisor or operating advisor for the asset backed securities transactions (the “Platform”) identified in Management’s Report. Reference Exhibit A to Management’s Report for the transactions covered by this examination. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

We conducted our examination in accordance with the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied with the applicable servicing criteria set forth in Item 1122(d). Our examination included tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the applicable servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to the selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset backed transaction included in the Platform. Further an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above or subsequent to our tests that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria identified in Exhibit B to Management’s Report with respect to the transactions identified in Exhibit A to Management’s Report as of and for the year ended December 31, 2018, for the Platform, is fairly stated, in all material aspects.

/s/ Katz, Sapper & Miller, LLP

New York, New York
February 20, 2019

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